Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Paul Ferguson

303.209.8600

pferguson@solerabank.com

Robin Lybarger

303.839.1415 x 29

robin@cohnmarketing.com

Solera National Bancorp, Inc., names James Pérez Foster

Chairman Emeritus, selects Basil Sabbah as Chairman

LAKEWOOD, Colo. — November 21, 2007 — Solera National Bancorp, Inc., (OTCBB: SLRK), parent company of Solera National Bank, announced today that James Pérez Foster, founder and chairman of the board, has been promoted to chairman emeritus, a position he will hold in perpetuity.

In addition, board member Basil Sabbah has been appointed chairman of both the Solera National Bancorp, Inc., and Solera National Bank Board of Directors.

“These moves strengthen the company’s management team and positions us for future growth,” CEO and President Paul Ferguson said. “James and Basil are both an integral part of our team. We are fortunate to have such talented leadership and excited about the future.”

Solera National Bank was established in 2007 on the principle of building lifelong financial partnerships. A Colorado-based institution, Solera National Bank provides a full range of products and services for individuals, families and small businesses, with a focus on the traditionally underserved Hispanic community. Solera National Bank’s goal is to set the standard for community banking and service by providing financial education and leadership.

Solera National Bank recently opened its state-of-the-art, flagship banking facility at 319 S. Sheridan Blvd.

As chairman emeritus, Pérez Foster will focus on program initiatives to reach the Hispanic community, including development of a financial literacy education plan. He also will continue to have a seat on the Board of Directors. Pérez Foster is a third-generation Hispanic American and comes from a family with a tradition of social action and community advocacy.

“There are so many misconceptions about, and distrust, of banks in the Hispanic community,” Pérez Foster said. “Our mission is to help them understand that banking is safe and can help them achieve financial independence. We are the only bank in Colorado to focus primarily on this community.”

The US Census Bureau projects that 49 percent of foreign-born Hispanics in the U.S. do not have a bank account. By 2025 the Hispanic population is expected to reach 61 million, 18 percent of the US population.

“The board is committed to building a bank that caters to the needs of the local community and underserved Hispanic market,” Sabbah said. “We appreciate and understand the complexities of the market and believe we have the right products and services for success.”

As chairman of the board, Sabbah will help set the vision for Solera National Bank. Sabbah has a long history in the Denver business community and of working with the Hispanic market domestically and in Latin America.

About Solera National Bank

Solera National Bank is a wholly-owned subsidiary of Solera National Bancorp Inc., (OTBCC: SLRK) and headquartered in Lakewood, Colo. Solera National Bank operates one full-service branch in Colorado’s Jefferson County. Solera National Bank offers traditional community banking services to businesses and consumers in Colorado.

www.solerabank.com

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